Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2016 FIRST QUARTER  FINANCIAL RESULTS

Board of Directors Declares $0.055 Per Share Cash Dividend

Financial Highlights

•                  2016 Q1 revenues of $430.4 million, a 9.6% increase over 2015 Q1

•                  2016 Q1 net income attributable to Primoris of $2.7 million, a 61.1% increase over 2015 Q1.  Earnings per share of $0.05 increased by $0.02 from 2015 Q1.

•                  Total backlog of $2.19 billion at March 31, 2016, a 2.4% increase over 2015 Q1

Dallas, TX — May 5, 2016— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2016.

The Company also announced that on May 2, 2016 its Board of Directors declared a $0.055 per share cash dividend to stockholders of record on June 30, 2016, payable on or about July 15, 2016.

David King, President and Chief Executive Officer of Primoris, commented, “We are pleased with our year-over-year first quarter  results, demonstrating both solid execution and strong new award wins.  Our industrial work in the Gulf Coast helped drive our results, and we also increased Master Service Agreement (“MSA”) revenues with our utility customers. We expect those end-markets to remain strong for the year, and we are preparing for summer start dates for two large pipeline projects, which will kick off an extremely robust pipeline season.  We ended the quarter with near record backlog of $2.2 billion, aided by pipeline and MSA awards.”

Mr. King continued, “Our SG&A expense declined to the lowest quarterly level in two years, and we continue to look for additional ways to reduce our overhead costs.  Our healthy balance sheet gives us the flexibility to pursue growth with both our current subsidiaries and through acquisitions, and our focus remains on strategic, long-term growth for Primoris.”

2016 FIRST QUARTER RESULTS OVERVIEW

Revenues in the first quarter 2016 increased by $37.7 million to $430.4 million from approximately $393 million for the same period in 2015.  The primary reason for the increase was the lack of severe winter weather and the benefit from a large construction project in southern Louisiana.  Gross profit for the first quarter 2016 increased by $1.3 million to $39.3 million from $38.0 million for the same period in 2015.  Gross profit as a percentage of revenue decreased to 9.1% for the first quarter 2016, compared to 9.7% for the same period in 2015, reflecting the impact of changes in the mix of work done for two large utility customers in California.

From an end-market perspective, our end-market revenues increased by $22.4 million from industrial projects, $9.5 million from underground utility projects, $20.1 million from heavy civil projects, and $20.0 million from other projects in the first quarter 2016 compared to the first quarter 2015.  Revenues decreased by $20.7 million in the underground capital end-market and by $13.6 million in the engineering end-market.

SEGMENT RESULTS

•              West Construction Services (“West segment”) — The West segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Rockford, Q3C, and Vadnais.  Most of the entities perform work primarily in California; however, Rockford operates throughout the United States and Q3C operates in Colorado and the upper Midwest United States.  The segment also includes the operations of the Blythe, Wilmington and Carlsbad joint ventures.

•              East Construction Services (“East segment”) — The East segment includes the James Construction Group (“JCG”) Heavy Civil division, the JCG Infrastructure and Maintenance (“I&M”) division, BW Primoris, and Cardinal Contractors, located primarily in the southeastern United States and in the Gulf Coast region of the United States.

•              Energy (“Energy segment”) — The Energy segment businesses are located primarily in the southeastern United States, the Gulf Coast region and the upper Midwest region of the United States. The segment includes the PES pipeline and gas facility construction and maintenance operations, the PES Industrial division, and the Aevenia and Ram-Fab operations. Additionally, the segment includes the OnQuest, Inc. and OnQuest Canada, ULC operations for the design and installation of liquefied natural gas (“LNG”) facilities and high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

	For the three months ended March 31,
	2016 Unaudited		2015 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$165,955	38.6%	$186,385	47.5%
East	147,971	34.3%	123,700	31.5%
Energy	116,520	27.1%	82,695	21.0%
Total	$430,446	100.0%	$392,780	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended March 31,
	2016 Unaudited		2015 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$13,798	8.3%	$21,464	11.5%
East	11,522	7.8%	9,108	7.4%
Energy	13,957	12.0%	7,433	9.0%
Total	$39,277	9.1%	$38,005	9.7%

West Segment:  Revenues for the West segment decreased by $20.4 million in the first quarter 2016, compared to the same period in 2015.  The primary reason for the decline in revenues was Rockford’s completion of an 88-mile pipeline project in 2015.  Gross profit for the West segment decreased by $7.7 million in the first quarter 2016, compared to the same period in 2015.  The decrease in gross profit was primarily the result of lower revenue at Rockford, lower margin mix of work by two large utility customers for ARB Underground, and an increase in expected costs to complete a California power plant during 2016.

East Segment:  Revenues in the East segment increased by $24.3 million in the first quarter 2016, compared to the same period in 2015.  The increase in revenues was from all three East segment operating units.  The gross profit for the East segment increased by $2.4 million in the first quarter 2016, compared to the same period in 2015, primarily from the higher margin petrochemical work at the JCG I&M division.

Energy Segment:  Revenues in the Energy segment increased by $33.8 million in the first quarter of 2016, compared to the same period in 2015.  The primary reasons for the increase were increased capital projects for the PES Pipeline division and increased revenue from a large petrochemical project for the PES Industrial division.  The gross profit for the Energy segment increased by $6.5 million in the first quarter 2016, compared to the same period in 2015, primarily as a result of the increased revenues.

Selling, general and administrative expenses (“SG&A”) were $32.7 million, or 7.6% of revenues for the first quarter 2016, compared to $33.8 million, or 8.6% of revenues for the first quarter 2015.  The decrease in SG&A for the quarter is largely due to a reduction in pension withdrawal liability of $0.8 million.  The remainder of the decrease is primarily from reductions in administration and payroll-related expenses.

Operating income for the first quarter 2016 was $6.6 million, or 1.5% of total revenues, compared to $4.2 million, or 1.1% of total revenues, for the same period last year.

Net non-operating items in the first quarter 2016 resulted in expense of $1.9 million, compared to $1.5 million in net expense in the first quarter 2015.

The provision for income taxes for the first quarter 2016 was $1.8 million, for an effective tax rate on income attributable to Primoris of 40.5%, compared to $1.1 million, for an effective tax rate on income attributable to Primoris of 38.7%, in the first quarter 2015.

Net income attributable to Primoris for the first quarter 2016 was $2.7 million, or $0.05 per diluted share, compared to net income attributable to Primoris of $1.7 million, or $0.03 per diluted share, in the same period in 2015.

Fully diluted weighted average shares outstanding for the first quarter 2016 increased slightly to 51.88 million from 51.73 million in the first quarter 2015.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at March 31, 2016 included cash and cash equivalents of $98.8 million, working capital of $265.2 million, total debt and capital leases of $263.0 million and stockholders’ equity of $485.7 million.  Primoris’ tangible net worth at March 31, 2016 was $324.3 million.

Based on expected start dates for current projects in backlog, anticipated levels of customer maintenance, MSA spending, and new project awards, and given the continued uncertainty caused by the energy markets, the Company estimates that for the four quarters ending March 31, 2017, net income attributable to Primoris will remain between $1.15 and $1.30 per fully diluted share.

BACKLOG

	Backlog at March 31, 2016 (in millions)			Expected Next Four Quarters Total Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition

West	$719	$565	$1,284	85%
East	720	4	724	56%
Energy	125	62	187	99%
Total	$1,564	$631	$2,195	76%

At March 31, 2016, Fixed Backlog was $1.56 billion, compared to $1.52 billion at December 31, 2015.

At March 31, 2016, MSA Backlog was $631 million, compared to $571 million at December 31, 2015.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at March 31, 2016 was $2.19 billion, compared to $2.09 billion at December 31, 2015.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  There is a certain percentage of total revenues, from projects such as cost reimbursable and time-and-materials projects, that do not flow through backlog.  Any project may still be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Thursday, May 5, 2016 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13635848, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2015, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Revenue	$430,446	$392,780
Cost of revenue	391,169	354,775
Gross profit	39,277	38,005
Selling, general and administrative expenses	32,658	33,760
Operating income	6,619	4,245

Other income (expense):
Foreign exchange gain (loss)	359	436
Other income (expense)	—	(44)
Interest income	39	12
Interest expense	(2,268)	(1,922)

Income before provision for income taxes	4,749	2,727

Provision for income taxes	(1,833)	(1,055)
Net income	$2,916	$1,672

Net income attributable to noncontrolling interests	(223)	—

Net income attributable to Primoris	$2,693	$1,672

Earnings per share:
Basic:	$0.05	$0.03
Diluted:	$0.05	$0.03

Weighted average common shares outstanding:
Basic	51,725	51,572
Diluted	51,881	51,726

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$98,809	$161,122
Customer retention deposits and restricted cash	2,839	2,598
Accounts receivable, net	341,101	320,588
Costs and estimated earnings in excess of billings	140,610	116,455
Inventory and uninstalled contract materials	67,285	67,796
Prepaid expenses and other current assets	22,104	18,265
Total current assets	672,748	686,824
Property and equipment, net	279,994	283,545
Deferred tax assets - long-term	1,075	1,075
Intangible assets, net	34,814	36,438
Goodwill	126,161	124,161
Other long-term assets	606	211
Total assets	$1,115,398	$1,132,254

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$136,428	$124,450
Billings in excess of costs and estimated earnings	125,658	139,875
Accrued expenses and other current liabilities	89,642	93,596
Dividends payable	2,847	2,842
Current portion of capital leases	699	974
Current portion of long-term debt	52,290	54,436
Total current liabilities	407,564	416,173
Long-term capital leases, net of current portion	29	22
Long-term debt, net of current portion	210,022	219,853
Other long-term liabilities	12,063	12,741
Total liabilities	629,678	648,789
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	165,534	163,344
Retained earnings	319,740	319,899
Noncontrolling interests	441	217
Total stockholders’ equity	485,720	483,465
Total liabilities and stockholders’ equity	$1,115,398	$1,132,254

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net income	$2,916	$1,672
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	15,281	13,854
Amortization of intangible assets	1,624	1,651
Loss (gain) on sale of property and equipment	(736)	510
Stock-based compensation expense	262	262
Changes in assets and liabilities:
Customer retention deposits and restricted cash	(241)	(342)
Accounts receivable	(20,513)	41,236
Costs and estimated earnings in excess of billings	(24,155)	(16,164)
Other current assets	(3,265)	(7,065)
Other long-term assets	(395)	—
Accounts payable	11,978	(8,487)
Billings in excess of costs and estimated earnings	(14,217)	(13,453)
Contingent earnout liabilities	—	(4,955)
Accrued expenses and other current liabilities	(3,469)	(6,421)
Other long-term liabilities	(678)	(280)
Net cash provided by (used in) operating activities	(35,608)	2,018

Cash flows from investing activities:
Purchase of property and equipment	(12,255)	(16,581)
Proceeds from sale of property and equipment	3,306	2,823
Sale of short-term investments	—	498
Cash paid for acquisitions	(4,108)	(22,302)
Net cash used in investing activities	(13,057)	(35,562)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	11,000
Repayment of capital leases	(268)	(367)
Repayment of long-term debt	(11,977)	(10,095)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,439	1,621
Dividends paid	(2,842)	(2,062)
Net cash provided by (used in) financing activities	(13,648)	97

Net change in cash and cash equivalents	(62,313)	(33,447)
Cash and cash equivalents at beginning of the period	161,122	139,465
Cash and cash equivalents at end of the period	$98,809	$106,018